Exhibit 5.1

[Pepper Hamilton LLP Letterhead]

October 13, 2003

Yardville National Bancorp

2465 Kuser Road
Hamilton, NJ 08690

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

      We have acted as counsel for Yardville National Bancorp, a New Jersey corporation (the “Company”), in connection with the preparation of a registration statement (the “Registration Statement” of the Company on Form S-3 under the Securities Act of 1933, as amended (the “Act”) and the filing of the Registration Statement with the United States Securities and Exchange Commission (the “Commission”). The Registration Statement relates to 500,000 shares, no par value, of the Company’s Common Stock (the “Shares”) to be issued from time to time pursuant to the Company’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”).

      We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Company’s Restated Certificate of Incorporation, as amended, (iii) the Company’s By-Laws, (iv) certain resolutions of the Board of Directors of the Company relating to the issuance of the Shares pursuant to the Plan, and (v) such other documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein.

      In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinion expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

      The law covered by this opinion letter is limited to the laws of the State of New Jersey and the Federal laws of the United States of America.

      Based upon and subject to the foregoing, we are of the opinion, that the Shares have been duly authorized and, when issued in the manner described in the Plan, will be legally issued and will be fully paid and nonassessable by the Company.

      We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus filed as part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

      As counsel to the Company, we have furnished this opinion letter to you in connection with the filing of the Registration Statement. This opinion letter may also be relied upon by any stockholder of the Company purchasing Shares pursuant to the Plan. Except as otherwise set forth herein, this opinion letter may not be used, circulated, quoted or otherwise referred to for any purpose or relied upon by any other person without the express written permission of this firm.

Very truly yours,

PEPPER HAMILTON LLP